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                                                                   Exhibit 10.25

Personal & Confidential
-----------------------

June 7, 2000

Paul R. Gudonis
9 Hickory Hill Road
Manchester, MA 01944

Dear Paul:

I am pleased to offer you this employment agreement (the "Agreement") with Genuity Solutions, Inc. ("Genuity"), a subsidiary of Genuity, Inc., as we enter an exciting and challenging time for our new company. This Agreement is contingent upon and does not become effective until the effective date of the initial public offering of Genuity's Class A common stock (the "IPO").

Position - Under this Agreement, you will continue as a Corporate Officer and Senior Executive of Genuity, and you will serve as Chairman and Chief Executive Officer, with such authorities as the Board of Directors of Genuity, Inc. (the "Board") may from time to time prescribe. Except as otherwise provided in this Agreement, during the Term of Employment (as defined below), you will continue to participate in the same Genuity senior management benefit programs as similarly situated senior executives of Genuity.

Term - The term of employment under this Agreement ("Term of Employment") will commence on the effective date of the IPO and end on the third anniversary thereof; provided that unless Genuity gives you written notice to the contrary at least 90 calendar days before such third anniversary (a "Non-Renewal Notice"), the Term of Employment will automatically be extended through the fourth anniversary of the effective date of the IPO. Whenever this Agreement refers to the Term of Employment, it refers to the term then in effect (either the initial 3-year term or, if applicable, the extended 4-year term).

Duties and Responsibilities - During the Term of Employment, you will continue to perform your duties and responsibilities fully and faithfully, and you shall cooperate fully with the Board and work cooperatively with the other officers of Genuity. You will continue to devote your entire business skill, time, and effort diligently to the affairs of Genuity in accordance with the duties assigned to you, and you will perform all such duties, and otherwise conduct yourself, to promote the best interests of Genuity. During the Term of Employment, except to the extent specifically permitted
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in writing by the Board, and except for memberships on boards of directors that you hold on the date of this Agreement, and except for memberships on boards and committees for charitable or non-publicly traded entities, you will not, directly or indirectly, render any services of a business, commercial, or professional nature to any person or organization other than Genuity or a related company, whether or not the services are rendered for compensation.

Location - During the Term of Employment, you will perform services for Genuity at Genuity's headquarters, or at any other location designated by Genuity as necessary or appropriate for the discharge of your responsibilities under this Agreement. In the event of a change in your principal work location, you may be eligible for relocation assistance under the terms of any Genuity relocation policy then applicable to other similarly situated senior executives of Genuity.

Base Salary - During the Term of Employment, your annual base salary will not be less than $500,000.00 per year; provided that if you are granted an increase in your base salary, your base salary will not thereafter be reduced below that increased level during the Term of Employment.

Incentive Compensation Opportunities - During the Term of Employment, Genuity will provide you with the opportunity to earn an annual bonus in accordance with the terms and conditions of the Genuity Executive Incentive Plan or any successor plan ("EIP") and long-term incentive opportunities in accordance with the terms and conditions of the Genuity Long-Term Incentive Plan or any successor plan ("LTIP"), in each case at a level commensurate with the opportunity offered to other similarly situated senior executives of Genuity.

Fringe Benefits - You will be eligible for perquisites and fringe benefits available to similarly situated senior executives of Genuity consistent with company policy or as approved by the Board. A summary of key provisions of the policy, as currently proposed, is attached. Of course, Genuity does not guarantee the continuation of any particular benefit or program, and the perquisites available are subject to change.

Termination Provisions -

 .  Voluntary Termination by You - You may terminate your employment under this
   Agreement at any time by giving the Board written notice of intent to terminate, delivered at least 30 calendar days before the effective date of such termination (such period not to include vacation). The termination will automatically become effective upon the expiration of the 30-day notice period. You must continue in the
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   active employ of Genuity during this 30-day notice period. Upon the effective date of such termination, your base salary and any other Genuity benefits will cease to accrue, and you will forfeit all rights under this Agreement which as of the relevant date have not yet been earned under this Agreement.
   A termination of employment in accordance with this Section ("Voluntary Termination by You"), including retirement, will be deemed a "Voluntary Termination."

 . Termination Due to Death or Disability - If, during the Term of Employment, you terminate employment because of your death or Disability (which, for purposes of this Agreement, shall mean inability, due to illness or injury, to perform the essential functions of your position, as they existed immediately before your illness or injury, on a full-time basis for six consecutive months), your base salary and other Genuity benefits will cease to accrue, and Genuity will pay you or your beneficiary, as appropriate, all benefits to which you or your beneficiary has a right pursuant to Genuity's compensation and benefit plans.

 . Involuntary Termination by Genuity - Genuity may terminate your employment under this Agreement at any time, for any reason. However, if Genuity terminates your employment for any reason other than Cause (as defined below), such termination will be deemed an Involuntary Termination by Genuity. If you incur an Involuntary Termination during the initial 3-year term of this Agreement, you will become entitled to the greater of: (1) your then-current annual base pay and then-current target annual bonus for the remainder of the Term of Employment (paid over the remaining Term of Employment) or (2) a severance payment, payable over the two-year period following your termination from employment, equal to two times the sum of (x) your then-current annual base pay and (y) your then-current target annual bonus. If you incur an Involuntary Termination during or at the conclusion of a fourth year under this Agreement (if applicable), you will receive a severance payment, payable over the two-year period following your termination from employment, equal to two times the sum of (x) your then-current annual base pay and (y) your then-current target annual bonus.

 .  Termination For Good Reason - You may terminate your employment under this
   Agreement for Good Reason by giving the Board 30 calendar days' written notice of your intent to so terminate which sets forth in reasonable detail the facts and circumstances deemed to provide a basis for such termination. You must continue in the active employ of Genuity for this 30-day notice period. For purposes of this Agreement, "Good Reason" shall mean a change in your principal work location that is initiated by Genuity and that causes the distance between your new principal work location and your principal residence to be at least 50 miles greater
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   than the distance between your previous principal work location and your principal residence; a material reduction in compensation opportunities (base plus bonus opportunities as compared to the compensation of similarly situated senior executives of Genuity); diminution in your responsibilities; or your receipt of a Non-Renewal Notice.

   Notwithstanding the foregoing, Genuity will have 15 calendar days from its receipt of such notice to cure the action specified in the notice. In the event of a cure by Genuity within the 15-day period, the action in question will not constitute Good Reason.

   Except as provided in the preceding paragraph, upon the lapse of the 30 calendar days' notice period, the Good Reason termination will take effect, and your obligation to serve Genuity, and Genuity's obligation to employ you, under the terms of this Agreement will terminate simultaneously, and you will be deemed to have incurred an Involuntary Termination, with the consequences described above in the Section captioned "Involuntary Termination by Genuity."

   If you do not fulfill the notice and explanation requirements imposed by this Section ("Termination for Good Reason"), the resulting termination of employment will be deemed a Voluntary Termination.

 . Termination For Cause - Nothing in this Agreement prevents Genuity from terminating your employment under this Agreement for Cause. In the event of your termination for Cause, Genuity will pay you your full accrued base salary and accrued vacation time through the date of your termination. Genuity will have no further obligations under this Agreement, and you will be treated as a "for cause" termination under other compensation and benefits plans of Genuity. For purposes of this Agreement, "Cause" is defined as a good faith determination by the Board, after consultation with outside legal counsel, that you have committed an act or omission that is materially contrary to Genuity's best interests or that you materially breached any of the terms and conditions of this Agreement. Notwithstanding the foregoing, you will not be deemed to have been terminated for Cause unless and until you are furnished with a notice, consisting of a copy of a resolution adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a duly held meeting of the Board (with reasonable notice to you and an opportunity for you, together with counsel, to be heard before the Board) finding that you have engaged in conduct described in this paragraph and specifying the particulars thereof in detail. The Board may not delegate or assign its duties under this paragraph.
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Release - You will not be entitled to any benefits under this Agreement following the termination of your employment unless, at the time you terminate your employment, you execute a release satisfactory to Genuity releasing Genuity, its parent, subsidiaries, affiliates, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims you or your successors and beneficiaries might then have against them (excluding any claims you might then have under this Agreement or any employee benefit plan that is subject to the vesting standards imposed by the Employee Retirement Income Security Act of 1974, as amended).

Covenants - In consideration for the benefits and agreements described above and your access to confidential and proprietary information in the course of your employment with Genuity, you agree that:

(a) Prohibited Conduct - During your employment with Genuity, during any time period during which you are eligible for payments (including, but not limited to, severance payments following an Involuntary Termination) under this Agreement, and, if longer, for at least 12 months following your separation from employment with Genuity for any reason, you, without the prior written consent of the Board, will not:

   .  engage in Competitive Activities (as defined below); or

   . work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that neither (1) your purchase or holding, for investment purposes, of securities of a publicly-traded entity nor (2) passive investments in non-publicly traded entities shall constitute "ownership" or "participation in ownership" for purposes of this paragraph so long as your equity interest in any such entity is less than, in the case of a publicly-traded entity, 1% of the publicly-traded securities of that entity or, in the case of a non-publicly traded entity, a 1% ownership interest.

(b) Competitive Activities - For purposes of this Agreement, "Competitive Activities" means business activities involving products or services of the same or similar type as the products or services (i) which are (or, pursuant to an existing business plan, will be) sold, bartered, or transferred or exchanged for consideration to customers of Genuity, and (ii) for which you have responsibility to plan, develop, manage, market,
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or oversee, or had any such responsibility within your most recent 24 months of employment with Genuity (including for this purpose months of employment with GTE Corporation and its affiliates). Notwithstanding the previous sentence, a business activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services sold by you or a third party does not overlap with the geographic marketing area for the applicable products or services of Genuity.

(c) Interference With Business Relations - During the period of your employment with Genuity, during any time period during which you are eligible for payments (including, but not limited to, severance payments following an Involuntary Termination) under this Agreement, and, if longer, for at least 24 months following your separation from employment with Genuity for any reason, you will not, without the written consent of the Board, directly or indirectly:

    . recruit, solicit, induce, or influence any employee of Genuity to cease being an employee of Genuity or to accept employment with, or to become a consultant or service provider for, any entity other than Genuity;

    . hire or participate (with another company or third party) in the process of hiring any person who is then or was at any time in the prior six months an employee of Genuity (and whom you knew of while employed by Genuity), or provide names or other information about Genuity employees to any person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring;

    . interfere with the relationship of Genuity with any of its employees, agents, or representatives;

    . solicit or induce, or in any manner attempt to solicit or induce, any client, customer, or prospect of Genuity (1) to cease being, or not to become, a customer of Genuity or (2) to divert any business of such customer or prospect from Genuity; or

    . otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between Genuity and any of its customers, clients, prospects, suppliers, consultants, or employees.

Nothing in the foregoing provisions would prohibit you from providing routine employment references for Genuity employees and former employees in circumstances where you did not otherwise participate or have any involvement in, or
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provide any information leading to, the solicitation, recruitment, or hiring of such individuals.

(d) Return of Property; Intellectual Property Rights - You agree that on or before your termination of employment for any reason with Genuity, you will return to Genuity all property owned by Genuity or in which Genuity has an interest, including files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards. You acknowledge that Genuity is the rightful owner of any programs, ideas, inventions, discoveries, copyright material, or trademarks that you may have originated or developed, or assisted in originating or developing, during your period of employment with Genuity, where any such origination or development involved the use of company time or resources, or the exercise of your responsibilities for or on behalf of Genuity. You will at all times, both before and after separation from employment, cooperate with Genuity in executing and delivering documents requested by Genuity, and taking any other actions, that are necessary or requested by Genuity to assist Genuity in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, copyright material, or trademarks, and to vest title thereto in Genuity.

(e) Proprietary and Confidential Information - You will at all times preserve the confidentiality of all proprietary information and trade secrets of Genuity, except to the extent that disclosure of such information is legally required. "Proprietary information" means information that has not been disclosed to the public and that is treated as confidential within the business of Genuity, such as strategic or tactical business plans; undisclosed financial data; ideas, processes, methods, techniques, systems, patented or copyrighted information, models, devices, programs, computer software, or related information; documents relating to regulatory matters and correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing and cost data; reports and analyses of business prospects; business transactions which are contemplated or planned; research data; personnel information and data; identities of users and purchasers of Genuity's products or services; and other confidential matters pertaining to or known by Genuity, including confidential information of a third party which you know or should know Genuity is bound to protect.
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(f) Waiver - Nothing in this Agreement will bar you from requesting that the
Board, in its sole discretion, waive in writing Genuity's rights to enforce some or all of this Section ("Covenants").

(g) Other Agreements and Policies - The obligations imposed on you by this Section ("Covenants") are in addition to, and not in lieu of, any and all other policies and agreements of Genuity regarding the subject matter of the foregoing obligations.

(h) Genuity - For purposes of this Section ("Covenants"), "Genuity" means Genuity Solutions, Inc., Genuity Inc., and their successors, and assigns and all corporate subsidiaries or other companies affiliated with Genuity Inc. or Genuity Solutions, Inc., all companies in which Genuity Inc. or Genuity Solutions, Inc. directly or indirectly owns a substantial equity interest, and their successors and assigns, including any company into which Genuity Inc. or Genuity Solutions, Inc. is merged and its subsidiaries and affiliates.

Miscellaneous -

Nonduplication of Benefits/No Severance - The payment of any benefits hereunder will be in lieu of any other separation or severance benefits and will fulfill all Genuity obligations under associated separation or severance plans and programs. No provision of this Agreement will require Genuity to provide you with any payment, benefit, or grant that duplicates any payment, benefit, or grant that you are entitled to receive under any other agreement or under any Genuity compensation or benefit plan, award agreement, or other arrangement.

Other Genuity Plans - Except to the extent otherwise explicitly provided by this Agreement, any awards made to you under any Genuity compensation or benefit plan or program will be governed by the terms of that plan or program and any applicable award agreement thereunder.

Waiver - Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

Taxes - Genuity may withhold from any benefits payable under this Agreement all taxes that Genuity reasonably determines to be required pursuant to any law, regulation, or ruling. However, it is your obligation to pay all required taxes on any
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amounts provided under this Agreement, regardless of whether withholding is required.

Confidentiality - Except to the extent otherwise required by law, you will not disclose, in whole or in part, any of the terms of this Agreement. This Section ("Confidentiality") does not prevent you from disclosing the terms of this Agreement to your spouse or to your legal or financial adviser, provided that you take all reasonable measures to assure that he or she does not disclose the terms of this Agreement to a third party except as otherwise required by law.

Governing Law - To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of such provisions to the substantive law of another jurisdiction.

Assignment - Genuity may, without your consent, assign its rights and obligations under this Agreement, and if Genuity makes such an assignment, all references in this Agreement to Genuity will be deemed to refer to the assignee. However, you may not assign your rights and obligations under this Agreement.

Severability - The agreements contained herein and within the release prescribed by the Section captioned "Release" will each constitute a separate agreement independently supported by good and adequate consideration, and will each be severable from the other provisions of the Agreement and such release. If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of this Agreement or such release is void, illegal, or unenforceable, the other terms, provisions, and portions of this Agreement or such release will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to Genuity, to the fullest extent permitted by applicable law, the benefits intended by this Agreement and such release.

Additional Remedies - In addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have, you acknowledge that (i) the covenants in the Sections captioned "Covenants" and "Confidentiality" are essential to the continued good will and profitability of Genuity; (ii) you have broad-based skills that will serve as the basis for employment
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opportunities that are not prohibited by the covenants in the Sections captioned
"Covenants" and "Confidentiality;" (iii) when your employment with Genuity terminates, you will be able to earn a livelihood without violating any of the terms of this Agreement; (iv) irreparable damage to Genuity will result in the event that the foregoing sections of this Agreement are not specifically enforced and that monetary damages will not adequately protect Genuity from a breach of these sections of this Agreement; (v) if any dispute arises concerning the violation by you of the provisions of this Agreement, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security may be required in connection therewith; (vi) such covenants will continue to apply after any expiration, termination, or cancellation of this Agreement; (vii) your breach of any of such covenants will result in your immediate forfeiture of all rights under this Agreement; and
(viii) in the event of any such breach by you, you will, at Genuity's request, return all payments (other than base annual salary and EIP awards for the time you were actively employed by Genuity) received pursuant to this Agreement including, but not limited to, stock option gains received or deferred during the six-month period prior to the date of your initial breach of this Agreement. You further agree that if Genuity is required to seek the enforcement of or to defend the terms of this Agreement, and you are found to have breached the terms of this Agreement (either by an arbitrator or a court of competent jurisdiction), you will pay for any applicable attorneys' fees and court costs incurred by Genuity; provided, however, that should you not be found to have breached the terms of this Agreement by said arbitrator or court, Genuity will pay for any applicable attorneys' fees and court costs incurred by you.

Survival - The provisions in the Sections captioned "Covenants" and "Miscellaneous" will survive the Term of Employment. If your employment continues after the Term of Employment, you will be subject to the obligations imposed by each of such Sections with respect to such employment. Any obligations that Genuity has incurred under this Agreement to provide benefits that are due under the terms of this Agreement, as well as any conditions that you must meet in order to be entitled to receive or retain such benefits, will likewise survive the Term of Employment. Except as provided by the preceding provisions of this Section ("Survival"), the terms of your employment after the end of the Term of Employment will not be governed by this Agreement.

Arbitration - Any dispute arising out of or relating to this Agreement, except any dispute arising out of or relating to the Sections captioned "Covenants" and "Confidentiality," and any dispute arising out of or relating to your employment, will be settled by final and binding arbitration, which will be the exclusive means of resolving any such dispute, and the parties specifically waive all rights to pursue any
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other remedy, recourse, or relief. With respect to disputes arising out of or relating to the Sections captioned "Covenants" and "Confidentiality," Genuity has retained all its rights to legal and equitable recourse and relief, including but not limited to injunctive relief, as referred to in Section captioned "Additional Remedies." The arbitration will be expedited and conducted in Boston, Massachusetts pursuant to the Center for Public Resources ("CPR") Rules for Non-Administered Arbitration of Employment Disputes in effect at the time of notice of the dispute before one neutral arbitrator appointed by CPR from the CPR Panel of neutrals unless the parties mutually agree to the appointment of a different neutral arbitrator. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitration may be entered by any court having jurisdiction. The finding of the arbitrator may not change the express terms of this Agreement and shall be consistent with the arbitrator's understanding of the findings a court of proper jurisdiction would make in applying the applicable law to the facts underlying the dispute. In no event whatsoever will such an arbitration award include any award of damages other than the amounts in controversy under this Agreement. The parties waive the right to recover, in such arbitration, punitive damages. Each party hereby agrees that the Boston, Massachusetts is the proper venue for any litigation seeking to enforce any provision of this Agreement or to enforce any arbitration award under this Section, and each party hereby waives any right it otherwise might have to defend, oppose, or object to, on the basis of jurisdiction, venue, or forum nonconveniens, a suit filed by the other party in any federal or state court in Boston, Massachusetts to enforce any provision of this Agreement or to enforce any arbitration award under this Section. Each party also waives any right it might otherwise have to seek to transfer from a federal or state court in Boston, Massachusetts a suit filed by the other party to enforce any provision of this Agreement or to enforce any arbitration award under this Section.

Entire Agreement - Except for the terms of the compensation and benefit plans in which you participate, this Agreement sets forth the entire understanding of you and Genuity, and supersedes all prior agreements and communications, whether oral or written, between Genuity and you. This Agreement will not be modified except by written agreement of you and Genuity.

I believe that this generous offer provides you with financial security as our industry and Genuity evolve. We recognize that the requirements that have been and will be placed on you are significant. It is my hope that this compensation arrangement provides you with a level of comfort to allow you to continue to perform your responsibilities in an exemplary manner. Please indicate your acceptance by signing below and returning to me within three working days.
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Sincerely yours,



/s/ Susan H. Bowman

Susan H. Bowman

c:



I agree to the terms described above.


/s/ Paul R. Gudonis
-----------------------------------------------
Paul R. Gudonis